Purchase and Sale Agreement

by and between

NEWFIELD EXPLORATION COMPANY

“Seller”

and

MCMORAN OIL & GAS LLC

“Buyer”

Purchase and Sale Agreement
between
Newfield Exploration Company
and
McMoRan Oil & Gas LLC

TABLE OF CONTENTS

ARTICLE 1 - PURCHASE AND SALE	1
1.01 Purchase and Sale	1
1.02 Interests	1
1.03 Excluded and Reserved Interests	2
1.04 Effective Time	3

ARTICLE 2 - PURCHASE PRICE	3
2.01 Purchase Price	3
2.02 Adjustments to Purchase Price	3
2.03 Payment of Adjusted Purchase Price	5
2.04 Assumed Liabilities and Obligations	5
2.05 Allocated Value	5

ARTICLE 3 - REPRESENTATIONS AND DISCLAIMERS	5
3.01 Seller’s Representations	5
3.02 Buyer’s Representation	8

ARTICLE 4 - COVENANTS	9
4.01 Seller’s Covenants	9
4.02 Buyer’s Covenants	12

ARTICLE 5 - BUYER’S REVIEW AND TITLE	13
5.01 Due Diligence; Access to Interests	13
5.02 Environmental Examination Period	13
5.03 Environmental Defect	13
5.04 Notice of Environmental Defects	14
5.05 Remedies for Environmental Defects	14
5.06 Limitations on Remedies for Environmental Defects	15
5.07 Title Defects	15
5.08 Defensible Title	16
5.09 Disposition of Title Defects	17
5.10 Purchase Price Adjustments for Title Defects	18
5.11 Casualty Loss	19
5.12 NO WARRANTY OF MERCHANTABILITY OR FITNESS	19
5.13 WAIVER OF CONSUMER RIGHTS	20
5.14 WAIVER OF LOUISIANA RIGHTS IN REDHIBITION	20

ARTICLE 6 - CONDITIONS TO CLOSING	21

i

6.01 Seller’s Conditions	21
6.02 Buyer’s Conditions	21
6.03 HSR Act	22

ARTICLE 7 - CLOSING	22
7.01 Closing Date	22
7.02 Closing Obligations	23

ARTICLE 8 - TERMINATION	24
8.01 Termination	24
8.02 Liabilities Upon Termination	24

ARTICLE 9 - OBLIGATIONS AFTER CLOSING	24
9.01 Post-Closing Adjustments	24
9.02 Subsequent Adjustments	25
9.03 Imbalances	25
9.04 Subject Preferential Rights	25
9.05 Transfer Consents	26
9.06 Operatorship	26
9.07 Reservation of Claims	27
9.08 Survival and Indemnity	27
9.09 CONSPICUOUSNESS/EXPRESS NEGLIGENCE	29
9.10 Indemnification Procedures	29
9.11 Seller’s Bonds	30
9.12 P&A Security	30
9.13 Use of Name, Etc	31
9.14 Files and Records	31
9.15 Further Assurances	31
9.16 Exclusive Remedy	31

ARTICLE 10 - MISCELLANEOUS	32
10.01 Nottices	32
10.02 Expenses	32
10.03 Amendment	32
10.04 Assignment	32
10.05 Conditions	32
10.06 Headings	32
10.07 Counterparts	32
10.08 Rules of Construction	33
10.09 Governing Law	33
10.10 Announcements	33
10.11 1031 Exchange	33
10.12 Entire Agreement	34
10.13 Parties in Interest	34
10.14 Exhibits and Schedules	34

10.15 Severance	34

Exhibits and Schedules

Exhibit A-1- Leases
Exhibit A-2 - Wells and Platforms
Exhibit A-3 - Pipelines
Exhibit A-4 - Real Property
Exhibit A-5 - Contracts
Exhibit A-6 - Allocated Value
Exhibit B-1 - Form of Assignment of Record Title Interest in Federal OCS Oil and Gas Lease
Exhibit B-2 - Form of Assignment of Operating Rights Interest in Federal OCS Oil and Gas Lease
Exhibit B-3 - Form of Assignment & Bill of Sale
Exhibit C - Form of Transition Services Agreement
Exhibit D - Form of P&A Escrow Agreement
Exhibit E - Form of Title Indemnity Agreement
Schedule 1.03(p) - Excluded Interests
Schedule 3.01(e) - Actions and Lawsuits
Schedule 3.01(l) - Well Status
Schedule 3.01(n) - Expenditures
Schedule 3.01(o) - Work Plan for Damages from Hurricanes
Schedule 3.01(p) - Notices of Environmental Violations
Schedule 3.01(q) - Subject Preferential Rights
Schedule 3.01(r) - Seller’s Knowledge
Schedule 4.02(f) - Bond to be Replaced
Schedule 9.11 - Performance Bonds

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made and entered into this 20th day of June, 2007 by and between NEWFIELD EXPLORATION COMPANY (“Seller”), whose address is 363 N. Sam Houston Parkway East, Suite 2020, Houston, Texas, 77060, and MCMORAN OIL & GAS LLC (“Buyer”), whose address is 1615 Poydras Street, New Orleans, Louisiana  70112.

ARTICLE 1 -
PURCHASE AND SALE

1.01           Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Interests (as defined below).

1.02           Interests.  Subject to Section 1.03, the “Interests” are comprised of the following items:

(a)          all of Seller’s right, title and interest in and to the oil and gas leases described on Exhibit A-1 (the “Leases”) and in and to the wells described on Exhibit A-2 (the “Wells”), including operating rights and record title, working, leasehold, mineral, royalty, overriding royalty, net revenue, net profits or reversionary interests and any other interests of a similar nature set forth on Exhibit A-1 or Exhibit A-2;

(b)          all of Seller’s right, title and interest in all platforms described on Exhibit A-2 (the “Platforms”), pipelines described on Exhibit A-3 (the “Pipelines”), real property described on Exhibit A-4 and all other wells, equipment, fixtures, platforms, personal property (including parts, supplies and inventory and computers in the field used or usable by or for the Platforms or Pipelines and the supplies, inventory, furniture and computers located at Seller’s office in Lafayette, Louisiana) and improvements (including materials, plants, pipelines, flowlines, gathering and processing systems and salt water disposal systems) which are located on, appurtenant to, used in or held for use in connection with the Leases and the production and treatment of oil and gas produced from the Leases, as of the Closing (collectively, the “Equipment and Facilities”);

(c)          all of Seller’s right, title and interests in all contracts, agreements, instruments, payout balances, commitments, licenses, orders, permits, easements, rights-of-way and other rights of Seller, including the contracts listed on Exhibit A-5, relating to the items described in this Section 1.02, together with all of Seller’s rights, claims and causes of action under such items arising after the Effective Time (collectively, the “Contracts”);

(d)          all of Seller’s right, title and interest in oil, gas, condensate, related hydrocarbons and other minerals (“Hydrocarbons”) produced from the Leases after the Effective Time and all proceeds attributable thereto;

(e)          all accounts including Seller’s share of any gas imbalance, makeup obligations, instruments, general intangibles, liens and security interests arising from the sale or other disposition of the items described in this Section 1.02 on or after the Effective Time (“Accounts”);

(f)          all of Seller’s information and data relating to the Interests including reservoir, land, operation and production files and geological, geophysical and engineering data, maps, logs, core analysis, formation tests, production records and legal, title, accounting and contract files to the extent that Seller has the right to transfer the same to Buyer and that Buyer has the right to use the same, in each case without the consent of any other person and without the payment of any fee, penalty or other consideration (collectively, the “Files”); and

(g)          all of Seller’s rights to merchantable oil produced from or attributable to the Leases or Wells for which Buyer is required to pay additional Purchase Price pursuant to Section 2.02 (a).

1.03           Excluded and Reserved Interests.  Notwithstanding the foregoing the Interests shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby, the Excluded Interests.  The “Excluded Interests” shall mean:

(a)           all corporate, financial, tax and legal records of Seller that relate to Seller’s business generally, that do not relate to the Interests or that relate to the following Excluded Interests;

(b)           any accounts receivable accruing before the Effective Time;

(c)           all Hydrocarbons produced from the Leases prior to the Effective Time and all proceeds attributable thereto;

(d)           all refunds of costs, taxes or expenses borne by Seller or Seller’s predecessor in title attributable to any periods or time prior to the Effective Time;

(e)           all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Leases or Wells, other than Imbalances, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(f)           all area-wide permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(g)           except as provided in Section 5.11, all rights, titles, claims and interests of Seller or its affiliates to or under any policy or agreement of insurance or any insurance proceeds, or to or under any bond or bond proceeds;

(h)           all rights and claims relating to the Interests and attributable to periods prior to the Effective Time;

(i)           all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with Seller or its affiliates or their business;

(j)           all privileged attorney-client communications, files or records (other than title opinions);

(k)           all materials, information and analyses developed or prepared in connection with marketing the Interests, including presentations, valuations and bidder lists, and all communications with marketing advisors;

(l)           all computer hardware (other than computers located in the field or at Seller’s office in Lafayette, Louisiana) and software;

(m)           all seismic data and all other geophysical data not transferred pursuant to Section 1.01(f);

(n)           all interests in the Leases and Wells and related Equipment and Facilities and Contracts held by Seller on behalf of Continental Land & Fur Co., Inc., CL&F Resources LP or one or more of their affiliates (collectively “CL&F”) (which interests (i) are not included on Exhibit A-1 or Exhibit A-2 and (ii) Seller intends to transfer title to CL&F prior to Closing);

(o)           all bonds or similar instruments posted with the MMS, the Performance Bonds and the Louisiana Bond; and

(p)           all right, title and interest of Seller in and to any properties (including a proportional share of any oil and gas leases, mineral rights, Contracts, Equipment and Facilities, Accounts, Files and any other property relating thereto) described on Schedule 1.03(p).

1.04           Effective Time.  The purchase and sale of the Interests shall be effective for all purposes as of July 1, 2007 at 7:00 a.m., Central Time (the “Effective Time”).

ARTICLE 2 -
PURCHASE PRICE

2.01           Purchase Price.  The purchase price for the Interests is one billion one hundred million dollars ($1,100,000,000) (the “Purchase Price”).

2.02           Adjustments to Purchase Price.  The Purchase Price shall be adjusted as provided in this Section 2.02 and the resulting amount shall be referred to as the “Adjusted Purchase Price.”  Not less than five days prior to the Closing Date, Seller shall deliver to Buyer a preliminary closing statement setting forth adjustments to the Purchase Price using the best information then available and prepared in accordance with customary accounting principles used in the oil and gas industry (the “Preliminary Closing Statement”).

(a)          The Purchase Price shall be increased by the following:

(1)             an amount equal to the market price (as adjusted for location and quality differences) at the Effective Time of any merchantable oil produced from the Leases and in storage at the Effective Time, and not sold or disposed of prior to Closing, net (to the extent payable by Buyer) of all taxes, royalty obligations and transportation expenses necessary to market such production;

(2)             the amount of the operating and capital expenditures together with any lease operating and overhead charges under applicable operating agreements, that are (i) attributable to the Interests during the period between the Effective Time and Closing and (ii) incurred and paid by Seller, including capital expenditures approved in accordance with Section 4.01 or otherwise made in compliance with this Agreement;

(3)             taxes paid by Seller for assessments based on (A) ownership of the Interests after the Effective Time or (B) the production of Hydrocarbons therefrom or the receipt of proceeds attributable thereto (excluding income taxes) after the Effective Time;

(4)             an amount equal to all prepaid expenses attributable to the Interests paid by Seller to the extent accruing to the benefit of Buyer subsequent to the Effective Time, including prepaid ad valorem, property, production and other taxes and insurance (other than the Wind Insurance (as defined below));

(5)             if Seller’s wind insurance covering the Interests (the “Wind Insurance”) is transferred to Buyer, an amount equal to the aggregate premiums paid by Seller for such insurance;

(6)             an amount equal to the adjustment to the Purchase Price, if any, pursuant to Section 9.03(b); and

(7)             an amount equal to all increases to the Purchase Price, if any, pursuant to Section 5.10.

(b)          The Purchase Price shall be decreased by the following:

(1)             the amount of net proceeds or other value received by Seller for the sale or disposition of Hydrocarbons, including net proceeds from the sale of liquids and other constituents removed in gas plants or other processing facilities for production occurring after the Effective Time;

(2)             the amount of proceeds or other value received by Seller for the sale or disposition after the Effective Time of any portion of the Interests;

(3)             an amount equal to (i) all reductions to the Purchase Price, if any, pursuant to Section 5.05 (subject to the limitation set forth in 5.06) and Section

5.10 and (ii) the Allocated Value of all Interests, if any, not transferred to Buyer because of their exclusion pursuant to Section 5.10(a)(ii) or Section 5.05(c);

(4)             an amount equal to the Allocated Value of all Interests, if any, not transferred to Buyer because of their purchase by third parties pursuant to the Subject Preferential Rights;

(5)             an amount equal to the adjustment to the Purchase Price, if any, pursuant to Section 9.03(a); and

(6)             the amount of all unpaid taxes and assessments based on the ownership of property, the production of Hydrocarbons or the receipt of proceeds, excluding income taxes, accruing to the Interests prior to the Effective Time and for the payment of which Buyer assumes liability subsequent to Closing.  If possible, this adjustment shall be computed using the tax rate and values for the tax period in question.  If this is not possible, the adjustment shall be based on the taxes assessed for the immediately preceding tax period.  If taxes assessed for the preceding tax period are determined to be more or less than the actual taxes, the difference shall be a Post-Closing Adjustment or Subsequent Adjustment under Section 9.01 or 9.02.

2.03           Payment of Adjusted Purchase Price.  At Closing, Buyer shall pay to Seller an amount equal to the preliminary Adjusted Purchase Price (based on the Preliminary Closing Statement) in immediately available funds.

2.04           Assumed Liabilities and Obligations.  As additional consideration, at Closing, Buyer will assume the Assumed Liabilities (as defined below).

2.05           Allocated Value.  The Purchase Price is allocated among the Interests in the amounts set forth on Exhibit A-6 (the “Allocated Value”).  Seller and Buyer acknowledge that the Allocated Value has been agreed upon in arm’s-length negotiation and fairly allocates the Purchase Price among the Interests.

ARTICLE 3 -
REPRESENTATIONS AND DISCLAIMERS

3.01           Seller’s Representations.  Seller represents to Buyer that:

(a)          Seller is a corporation organized, existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in, and is in good standing under, the laws of the states where the Interests are located.  Seller is qualified under applicable law and regulation to own the Interests.

(b)          Seller has the authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement and the transactions contemplated hereby.

(c)          The execution and delivery of this Agreement (i) have been authorized by all necessary action, corporate and otherwise, on the part of Seller and (ii) do not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with Seller’s certificate of incorporation or bylaws or any agreement, instrument, judgment, order, decree, law or regulation by which Seller is bound or to which the Interests are subject other than (A) necessary filings with and approvals by the Minerals Management Service of the United States Department of the Interior (the “MMS”), (B) such filings and notifications as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (C) the expiration or termination of the applicable waiting period under the HSR Act.

(d)          Subject to laws and equitable principles affecting the rights of creditors, this Agreement is a binding obligation of Seller enforceable according to its terms.

(e)          Except as set forth on Schedule 3.01(e), there are no actions or lawsuits in equity or arbitral proceedings before any court, tribunal or governmental authority that are pending or, to the best of Seller’s knowledge, threatened against Seller that could be reasonably expected to (i) affect the Interests in any material respect or (ii) adversely affect Seller’s ability to execute and deliver this Agreement or consummate the transactions contemplated hereby.  There are no bankruptcy or reorganization proceedings pending or threatened against Seller.

(f)          To the best of Seller’s knowledge: (i) Contracts which burden or will burden or encumber or are otherwise material to the ownership, use or operation of the Interests are described on Exhibit A-5, (ii) such Contracts were entered into in the ordinary course of business and, (iii) if executed by Seller, such Contracts were duly executed and delivered by Seller and are in force according to their terms.  Except as set forth on Exhibit A-5, the Contracts do not include:

(A)           any Hydrocarbon purchase and sale, transportation, processing or similar contract that does not have market-based pricing;

(B)           any indenture, mortgage, loan, sale-leaseback or similar financial contract;

(C)           any lease of real property (other than the Leases) that cannot be terminated by Seller without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $100,000;

(D)           any contract to which any subsidiary of Seller is a party that will not be terminated at or prior to Closing: or

(E)           any hedge, forward sale, swap or similar contract.

(g)          To the best of Seller’s knowledge, all rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases have been properly paid.

(h)          To the best of Seller’s knowledge, except under circumstances (considered in the aggregate) that would not adversely affect the Interests (taken as a whole) in any material respect, (i) the Leases have been drilled, completed, operated, developed and produced and maintained in compliance with all applicable judgments, orders, laws, rules and regulations and all applicable Contracts, (ii) all necessary certificates, consents, permits, licenses and other governmental authorizations affecting the Interests have been obtained and are in force and (iii) there are no violations of any applicable regulations, rules or orders of the Federal Energy Regulatory Commission, the Department of Energy, the Minerals Management Service or any other regulatory agency with respect to the Interests.

(i)          To the best of Seller’s knowledge, Seller is not obligated by virtue of an election to non-consent, or not participate in a past or current operation on the Leases pursuant to applicable operating agreements, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest described on Exhibit A-2.

(j)          To the best of Seller’s knowledge taxes based on or measured by the ownership of property, the production or removal of Hydrocarbons and the receipt of proceeds which are due and relating to the Interests have been properly paid, subject to possible adjustment for volume or price corrections.

(k)          To the best of Seller’s knowledge, Seller is timely receiving its share of proceeds from the sale of Hydrocarbons produced from the Leases without suspense, counterclaim or set-off.  To the best of Seller’s knowledge, there has been no production of Hydrocarbons from the Leases in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in a restriction on production from the Leases subsequent to the Effective Time.

(l)          To the best of Seller’s knowledge, Schedule 3.01 (l) sets forth all wells located on the Leases that have (i) not produced Hydrocarbons at any time during the one year period ending on the date of this Agreement and have not been plugged and abandoned or (ii) are currently classified as T&A by the MMS.

(m)          Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees related to the transactions contemplated by this Agreement for which Buyer may be liable.

(n)          To the best of Seller’s knowledge, Schedule 3.01(n) sets forth each outstanding authority for expenditure (“AFE”) and oral or written commitments or proposals to conduct operations on the Leases that are required to be approved by non-

operators under the terms of the applicable joint operating agreement that involve in excess of $500,000 net to Seller’s interest.

(o)          The presentation set forth on Schedule 3.01(o) is an executive summary of Seller’s remaining work plan to address damages to the Interests caused by Hurricanes Ivan, Katrina and Rita and Seller’s good faith estimate, as of June 15, 2007, of the total remaining costs associated with such work plan.

(p)          Except as set forth on Schedule 3.01(p), to the best of Seller’s knowledge, since January 1, 2005, Seller has not received any written notice from any governmental authority of violations of Environmental Laws with respect to the Interests.

(q)          To the best of Seller’s knowledge, Schedule 3.01(q) sets forth all preferential rights to purchase or similar rights applicable to the sale of the Interests pursuant to this Agreement (the “Subject Preferential Rights”).

(r)          As used in this Agreement, the expression “best of Seller’s knowledge” means the actual knowledge of the employees of Seller set forth on Schedule 3.01(r).

3.02           Buyer’s Representations.  Buyer represents to Seller as follows:

(a)          Buyer is a limited liability company organized, existing and in good standing under the laws of the State of Delaware.  Buyer is qualified under applicable law and regulation to own the Interests and, in particular, Buyer is qualified to do business and is in good standing in each of the states, and on the Continental Shelf, Gulf of Mexico, in which the Interests are located.

(b)          Buyer has the authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement and the transactions contemplated hereby.

(c)          The execution and delivery of this Agreement (i) have been authorized by all necessary action, limited liability company and otherwise, on the part of Buyer and (ii) do not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with Buyer’s organizational documents or any agreement, instrument, judgment, order, decree, law or regulation by which Buyer is bound or to which its properties are subject other than (A) necessary filings with and approvals by the MMS, (B) such filings and notifications as may be necessary under the HSR Act and (C) the expiration or termination of the applicable waiting period under the HSR Act.

(d)          Subject to laws and equitable principles affecting the rights of creditors, this Agreement is a binding obligation of Buyer enforceable according to its terms.  There are no bankruptcy nor reorganization proceedings pending or, to the best of Buyer’s knowledge, threatened against Buyer.

(e)          Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees related to the transactions contemplated by this Agreement for which Seller may be liable.

(f)          There are no pending suits, actions or other proceedings in which Buyer is a party (or which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(g)          Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Interests for purchase, and is acquiring the Interests for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933, as amended.

(h)          Buyer has delivered to Seller true and correct copies of the financing commitments from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the provisions related to “market flex” in the related fee letters (the “Commitments” and the financing contemplated thereby, the “Financing”) to provide funds to Buyer in connection with the transactions contemplated hereby.  Upon the funding of the Financing, Buyer will have available funds sufficient to (a) pay all amounts required to be paid by Buyer under this Agreement, (b) pay all expenses that have been or will be incurred by Buyer in connection with this Agreement and the consummation of the transactions contemplated hereby, (c) provide the working capital required to operate the Interests and (d) satisfy the obligations under the Contracts in a timely manner.  The Commitments, in the form so delivered, (i) are in full force and effect, (ii) are legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto and (iii) have not been amended, modified, withdrawn or rescinded in any respect.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Commitments.  To Buyer’s knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Commitments.  Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Commitments.  Buyer has fully paid any and all commitment fees that have been incurred and currently are due and payable in connection with the Commitments.

ARTICLE 4 -
COVENANTS

4.01           Seller’s Covenants.  Seller covenants and agrees with Buyer as follows:

(a)          Following execution of this Agreement and until Closing, Seller shall (i) continue to operate the Interests or cause the Interests to be operated, in the ordinary course of business and in a good and workmanlike manner and in material compliance with any material Contracts to which they are subject; (ii) notify Buyer of any actions or lawsuits filed or, to the best of Seller’s Knowledge, threatened against Seller that could be reasonably expected to (A) affect the Interests in material respect or (B) adversely affect the ability of Seller to effect the transactions contemplated hereby; (iii) pay or cause to be paid all costs, taxes and expenses which Seller is obligated to pay in connection with the Interests as they become due; (iv) pay or cause to be paid all rentals and other payments necessary to maintain the Leases in force according to their terms and comply with all express and implied covenants contained in the Leases or Contracts; (v) maintain the confidentiality of all data and other confidential or proprietary materials relating to the Interests; and (vi) promptly notify Buyer of all significant operations which are proposed with respect to the Interests.  Buyer acknowledges that Seller owns undivided interests in the Leases and that acts or omissions of other owners of undivided interests in the Leases shall not be a breach of any covenant in this Agreement.  Seller shall not be obligated to perform any act which would be in breach of a provision in, or its duties under, a Lease, Contract or applicable law, rule or regulation.

(b)          Following execution of this Agreement, Seller shall not, without Buyer’s consent; (i) abandon any well capable of commercial production; (ii) release all or a portion of a Lease; (iii) commence or consent to an operation reasonably expected to cost Seller the greater of $500,000 or an amount in excess of the amount an operator is entitled to expend without non-operator approval under the applicable operating agreement(s) (excluding emergency operations and operations undertaken to avoid a penalty or forfeiture provision of any applicable agreement or order); (iv) create a lien, security Interest or other encumbrance on the Interests; (v) sell or dispose of the Interests (except in connection with preferential rights to purchase and as contemplated by Section 1.03(n)) other than Hydrocarbons and materials and supplies sold, consumed or produced in the ordinary course of business; (vi) amend a Lease or Contract or enter into new contracts affecting the Interests other than in the ordinary course of business; (vii) waive, compromise or settle any claim that diminishes or adversely burdens an Interests.

(c)          Following the execution of this Agreement and until Closing, Seller will provide Buyer and its attorneys, employees, accountants, bankers, engineers, consultants and agents (collectively “representatives”), at Buyer’s sole expense, risk and cost, reasonable access, during business hours, to the Contracts and other records of Seller pertaining to the ownership and/or operation of the Interests (including, without limitation, title files, division order files, and production, severance and ad valorem tax records) for the purpose of Buyer’s conducting a due diligence review of the Interests insofar as the same are in Seller’s possession or control, or insofar as Seller has access to the same, and to the extent, in each case, that Seller may do so without violating legal constraints or any legal obligation.  To the best of Seller’s knowledge, no material portion of the Contracts or other information necessary for Buyer to conduct its due diligence is subject to any limitations that would materially interfere with the ability of Buyer to conduct reasonable due diligence.  Seller shall not be obligated to furnish any updated abstracts, title opinions or additional title information which are not in  Seller’s or its attorney’s possession, but shall cooperate with Buyer in Buyer’s efforts to obtain (at Buyer’s expense) such additional title information as Buyer may reasonably require.

BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO BUYER AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS.  NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO THE INTERESTS TO WHICH THE INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

(d)           Seller shall use its reasonable commercial efforts to comply with all of the Subject Preferential Rights.  After reasonable consultation with Buyer and using the Allocated Values, Seller shall deliver notice of the transfer of any Interest subject to such Subject Preferential Rights (“Pref Right Notices”) in accordance with the applicable Contracts to the holders of such Subject Preferential Rights as soon as is reasonably possible following the date of execution of this Agreement.

(e)           As soon as is reasonably possible following the execution of this Agreement, Seller shall initiate all procedures required to comply with or obtain all consents required for the transfer of the Interests except for consents or approvals from governmental authorities normally received subsequent to assignment.  Prior to Closing, Seller shall promptly notify Buyer if any Subject Preferential Right is exercised or waived or if the requisite period has elapsed without such right being exercised.

(f)           Seller shall use commercially reasonable efforts to provide to Buyer prior to Closing an audited statement of revenues and expense for the Interests for the three year period ended December 31, 2006, an unaudited statement of revenues and expense for the Interests for three month period ended March 31, 2007 and any required notes or statistical information (the “Required Financial Statements”).

(g)           If Buyer so elects within 10 days after the date of this Agreement, Seller shall use all commercially reasonable efforts to cause the underwriters of the Wind Insurance to transfer such insurance to Buyer effective as of Closing.  Seller will be responsible for any transfer fees or costs incurred or required to be paid in connection with any such transfer or attempted transfer.  Buyer acknowledges and agrees that such underwriters are under no obligation to effect any such transfer.

(h)           Seller shall take or cause to be taken all commercially reasonable actions necessary to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement.

(i)           Seller shall maintain in effect until Closing all insurance coverage relating to the Interests Seller has in effect on the date of this Agreement.

(j)           Seller shall make available to Buyer the employees of Seller, set forth on the list provided to Buyer, for interviews to consider possible employment with Buyer following Closing.

4.02                      Buyer’s Covenants.  Buyer agrees with Seller as follows:

(a)          Pursuant to a confidentiality agreement by and between Buyer and Seller dated May 30, 2007 and pertaining to the Interests (the “Confidentiality Agreement”), Buyer and Seller, and their respective representatives shall keep confidential all terms and provisions of this Agreement, the transaction contemplated by this Agreement, and all information and data concerning the Interests, Seller’s and Buyer’s business, financial condition, operations, strategies and prospects.

(b)          Buyer shall take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

(c)          Buyer shall cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date.  To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall take or cause to be taken all such commercially reasonable actions as may be necessary to cause such conditions to be satisfied on or prior to the Closing Date.

(d)          Buyer shall promptly notify Seller (i) if any representation or warranty of Buyer contained in this Agreement is discovered to be or becomes untrue, or (ii) if Buyer fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Buyer will be unable to perform or comply with any covenant or agreement contained in this Agreement.

(e)          By Closing, Buyer shall provide a performance bond or other form of security issued by a financial institution or other similar entity in favor of the MMS to secure the performance of the Abandonment, Repair and Clean-Up Obligations of Buyer under this Agreement (the “MMS Performance Bond”).  If the amount of the MMS Performance Bond is less than $100 million, prior to Closing, Buyer shall obtain from a financial institution or similar entity and in a form reasonably acceptable to

Seller, a duly executed letter of credit in an amount equal to $100 million minus the amount of the MMS Performance Bond (the “Initial P&A LC Amount”) and with a term of no less than one year (as renewed or replaced from time to time, the “P&A LC”) as security for the performance of Buyer’s Abandonment, Repair and Cleanup Obligations.

(f)          At Closing, Buyer will provide a performance bond in replacement and substitution for the performance bond provided by Seller to the Louisiana Office of Conservation as further described in Schedule 4.02(f) (the “Louisiana Bond”).  Buyer will cooperate with Seller in Seller’s efforts to provide a replacement for the Louisiana Bond.

ARTICLE 5 -
BUYER’S REVIEW AND TITLE

5.01           Due Diligence; Access to Interests.  Buyer may conduct, prior to Closing and at its cost, such further review of data and information in the data room, and title examination and other examinations and investigations in respect of the Interests.  Seller shall provide Buyer and its representatives access to the Interests and the right to observe operations and inspect any and all of the Interests, Equipment and Facilities to the extent that Seller has the legal right to grant such access and right.  All visits to Seller’s facilities by Buyer, and on Buyer’s behalf, will be scheduled by mutual consent of the parties hereto, which consent will not be unreasonably withheld.  Seller may accompany Buyer and its representatives during their site visits.  Entry onto the Interests will (a) subject Buyer to third party restrictions, if any, and to Seller’s industrial safety, hygiene, and drug and alcohol requirements and (b) be at Buyer’s sole risk and expense.  Before boarding any offshore Equipment and Facilities, Buyer will execute and deliver to Seller appropriate boarding agreements as required by Seller or Seller’s operators.

5.02                      Environmental Examination Period.  Commencing on the date hereof and ending on the date that is five business days prior to the Closing Date (the “Environmental Examination Period”), Seller shall, subject to third party operator approval (which, upon Buyer’s request, Seller shall use its commercially reasonable efforts to obtain but without any obligation to incur any cost or expense in connection therewith), permit Buyer and its representatives, at reasonable times and at Buyer’s sole risk, cost and expense, to conduct reasonable environmental inspections of the Interests.

5.03                      Environmental Defect.  An Interest shall be deemed to have an “Environmental Defect” if Buyer discovers that it is subject to a condition constituting a violation of Environmental Laws with respect to which the Lowest Cost Response therefor is reasonably estimated to require an expenditure in excess of $150,000.  As used herein, the term “Lowest Cost Response” means, among the potential responses to the present condition that are consistent with Environmental Laws, the response that has the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Interests).  “Environmental Laws” means applicable federal and state statutes and regulations and applicable local statutes, regulation and/or ordinances (in each case, as the same have been amended), to protect human health and the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.

Notwithstanding anything in the foregoing that may appear to the contrary, the presence of naturally occurring radioactive materials (“NORM”) will not constitute an Environmental Defect (hereinafter defined).  IT IS EXPRESSLY RECOGNIZED THAT THE LANDS AND/OR WATER BOTTOM ALONG WITH SURFACE FACILITIES AND PRODUCTION EQUIPMENT LOCATED THEREON, HAVING BEEN USED IN CONNECTION WITH OIL AND GAS PRODUCTION ACTIVITIES, MAY CONTAIN NORM AS A RESULT OF THESE OPERATIONS.  ACCORDINGLY, LANDS AND/OR WATER BOTTOMS, THE WELLS, AND THE EQUIPMENT TRANSFERRED HEREIN ARE TRANSFERRED WITH THE RESTRICTION THAT THEY WILL BE USED ONLY IN CONNECTION WITH OIL AND GAS PRODUCING ACTIVITIES ASSOCIATED WITH THE LEASES, AND WILL NOT BE SUBSEQUENTLY TRANSFERRED FOR UNRESTRICTED USE UNLESS THE CONCENTRATIONS OF NORM ASSOCIATED THEREWITH ARE BELOW THE LEVELS SPECIFIED AS ALLOWABLE FOR UNRESTRICTED TRANSFER AS SET FORTH IN ANY AND ALL APPLICABLE LAWS, ORDERS, RULES OR REGULATIONS OF ANY GOVERNMENTAL AGENCY OR COURT HAVING JURISDICTION.  ADDITIONALLY, BUYER AGREES TO COMPLY WITH ALL PROVISIONS OF SUCH LAWS, ORDERS RULES OR REGULATIONS APPLICABLE TO SAID LANDS AND/OR WATER BOTTOMS, THE WELLS, AND THE PERSONAL PROPERTY.  BUYER FURTHER AGREES TO INCLUDE THE PROVISIONS OF THIS CLAUSE IN ANY SUBSEQUENT SALE OR ASSIGNMENT OF ANY INTEREST THEREIN TRANSFERRED.

5.04           Notice of Environmental Defects.  If Buyer discovers any Environmental Defect, Buyer shall notify Seller thereof prior to the expiration of the Environmental Examination Period.  To be effective, such notice shall be in writing and shall include (a) a description of the alleged Environmental Defect(s), (b) the Interests affected thereby, (c) the value of the Interests subject to the alleged Environmental Defect(s) (which shall be the Allocated Value thereof, if specified, or based upon the Allocated Value of the affected Interests), (d) documentation sufficient to reasonably support the asserted Environmental Defect(s) and (e) the amount which Buyer reasonably believes is the Lowest Cost Response to cure the alleged Environmental Defect(s) and the computations and information upon which Buyer’s belief is based.  Any matters that may otherwise constitute Environmental Defects but that are not specifically disclosed to Seller in accordance with the foregoing prior to the expiration of the Environmental Examination Period shall be deemed to have been waived by Buyer.

5.05           Remedies for Environmental Defects.  Seller shall have the option, but not the obligation, to attempt to cure any Environmental Defect.  If any Environmental Defect is not cured before Closing, Seller may, at its sole election:

(a)          indemnify Buyer against all liability, loss, cost and expense resulting from such Environmental Defect, in which event the Parties shall proceed to Closing and the Interests that are subject to such Environmental Defect shall be conveyed by Seller to Buyer subject to such Environmental Defect, with no payment or settlement at the Closing as a result of such Environmental Defect and no reduction or adjustment to the Purchase Price;

(b)          credit Buyer pursuant to Section 2.03(b)(3), and subject to Section 5.06, with an amount equal to the Lowest Cost Response to cure such Environmental Defect agreed upon by Seller and Buyer (which agreement Buyer and Seller shall use good faith efforts to reach), in which event the Parties shall proceed to Closing and the Interests that are subject to such Environmental Defect shall be conveyed by Seller to Buyer subject to such Environmental Defect and Buyer shall pay to Seller the Purchase Price as so adjusted (such adjustment being herein referred to as the “Environmental Defect Amount”); or

(c)          retain the Interest(s) subject to such Environmental Defect and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of such Interest(s), in which event the Parties shall proceed to Closing and the Interest(s) that are subject to such Environmental Defect shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted.

If Seller has elected pursuant to clause (b) above to reduce the Purchase Price by an agreed amount for the Lowest Cost Response to cure to such Environmental Defect, but Buyer and Seller have failed to agree on such Environmental Defect Amount by the then scheduled Closing Date, then Seller shall elect to proceed with respect to such Environmental Defect under clause (a) or (c) above.

5.06           Limitations on Remedies for Environmental Defects.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies available to Buyer for Environmental Defects if the sum of all Environmental Defect Amounts does not exceed $2,500,000, (ii) in the event that the sum all Environmental Defect Amounts exceeds $2,500,000, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 5.05 shall be applicable only to the portion thereof that exceeds $2,500,000, and (iii) Section 5.05 (as limited by this Section 5.06) and Section 8.01(d) shall, to the fullest extent permitted by applicable law, be the exclusive right and remedy of Buyer with respect to any Environmental Law or other environmental matter with respect to the Interests or the untruth or inaccuracy of any representation or warranty with respect to Environmental Laws (including Section 3.01(p)) and Buyer waives any and all other rights, rights at law or in equity with respect thereto.

5.07           Title Defects.  Should, as a result of examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Title Defect, as described below, and should there be one or more of such Title Defects which Buyer is unwilling to waive and close the transaction contemplated herein notwithstanding the fact that such Title Defects exist, Buyer shall notify Seller in writing of such Title Defects as soon as the same are identified by Buyer, but in no event later than five business days prior to the Closing Date.  Such notification shall include for each asserted Title Defect (a) a description of the Title Defect and the Interest to which it applies; (b) an explanation of the basis for the claim of a Title Defect and (c) the amount by which Buyer would propose to adjust the Purchase Price in view of such Title Defect.  Buyer’s failure to give notice of a Title Defect within the time and in the manner required by this Section 5.07 shall constitute a waiver by Buyer of the Title Defect and the Title Defect will be treated as a Permitted Encumbrance as set forth below.  “Title Defect” means any encumbrance, irregularity or defect in Seller’s title to an Interest, which, alone or in combination with other defects, causes Seller’s title to be less than Defensible Title.

5.08           Defensible Title.

(a)          “Defensible Title” means such right, title or interest held by Seller that (i) will entitle Buyer, as Seller’s successor, to receive not less than the Net Revenue Interests set forth on Exhibit A-2 of all Hydrocarbons produced from the Wells (or other property denominated on Exhibit A-2); (ii) will obligate Buyer, as Seller’s successor, to bear a percentage of costs and expenses related to the maintenance, operation and development of the Wells (or other property denominated on Exhibit A-2) not greater than the Working Interest (or Record Title interest or Operating Rights interest, as the case may be) set forth on Exhibit A-2, unless the circumstances causing the Working Interest to be greater will cause the corresponding Net Revenue Interest to increase in the same proportion; and (iii) is free of all liens, security interests, encumbrances and defects, except for Permitted Encumbrances.

(b)          “Permitted Encumbrances” are:

(i)             lessor’s royalties, overriding royalties, production payments, net profits, interests, reversionary interests and similar burdens on production that do not, and will not, reduce Buyer’s Net Revenue Interest, as Seller’s successor in title, below the Net Revenue Interest set forth on Exhibit A-2 or increase Buyer’s Working Interest, as Seller’s successor in title, above the Working Interest set forth on Exhibit A-2 (unless the circumstance causing the Working Interest to increase will cause the corresponding Net Revenue Interest to increase in the same proportion);

(ii)             preferential rights to purchase or similar agreements and third party consents or similar agreements;

(iii)             mechanics’, materialmen’s, operators’, tax and similar liens or charges arising in the ordinary course of business related to an Interest, if such liens secure payments not yet due;

(iv)             all consents from, notices to, approvals by or other actions by governmental authority in connection with sale or transfer of properties such as the Interests if such matters are customarily obtained after the sale or transfer;

(v)             liens, security interests or other encumbrances to be released at or prior to Closing;

(vi)             rights of a governmental entity to control or regulate the Interests, together with all applicable laws, rules and regulations;

(vii)             easements, rights-of-way, surface leases and other surface use restrictions if such restrictions will not materially adversely affect the use, value or operation of the Interests;

(viii)             the presence of NORM; and

(ix)             the Contracts, including all production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that are ordinary and customary in the oil and gas exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom, (in each case) that do not operate to reduce the Net Revenue Interests of Seller (as set forth on Exhibit A-2) or increase the Working Interests of Seller (as set forth on Exhibit A-2) without a proportionate increase in the Net Revenue Interest of Seller;

(x)             all defects and irregularities affecting the Assets that individually or in the aggregate do not operate to reduce the Net Revenue Interests of Seller (as set forth on Exhibit A-2 ), increase the Working Interests of Seller (as set forth on Exhibit A-2, without a proportionate increase in the Net Revenue Interest of Seller) or otherwise interfere materially with the operation, value or use of the Assets, taken as a whole; and

(xi)             Title Defects not timely asserted pursuant to Section 5.07.

5.09           Disposition of Title Defects.  If Buyer gives Seller notice of Title Defects:

(a)          Seller may (but shall have no obligation to) attempt to cure, prior to Closing, Title Defects.

(b)          Whether or not Seller has then begun to, or ever begins to, cure asserted Title Defects (and whether or not options (iii) or (iv) below have been elected with respect to one or more asserted Title Defects), Seller may postpone the Closing by designating a new Closing Date to be a date not later than 30 days after Seller’s receipt of a Defect notice.  Notwithstanding any such election to postpone Closing, there shall still be no obligation to cure Title Defects.

(c)          At any time, and from time to time, prior to Closing, and regardless of whether or not Seller has then elected any other option or options under this Section as to a Title Defect, Seller may (but shall have no obligation to) elect, with respect to any such Title Defect, to indemnify and hold Buyer harmless from and against any actual damages or loss (but specifically excluding consequential, special or similar damages) Buyer may suffer as a result of a third party claim based on such asserted Title Defect.  Such indemnity shall be provided pursuant to a Title Indemnity Agreement substantially in the form of Exhibit E.  If and when such election is made as to an asserted Title Defect, such Title Defect will be treated under this Agreement as if cured.

(d)          Notwithstanding any other election made under this Section (without limitation, it being expressly recognized that attempts to cure asserted Title Defects may continue while the parties are acting under this election), Seller may elect to have one or more asserted Title Defects handled under the following Section.

5.10           Purchase Price Adjustments for Title Defects.

(a)          Except as provided in Section 5.10(b) below, if, as a part of Buyer’s due diligence review, Title Defects are presented to Seller and Seller is unable (or unwilling) to cure such Title Defects prior to Closing, then:

(i)             Buyer and Seller shall, with respect to each Interests affected by such matters, attempt to agree upon an appropriate adjustment of the Purchase Price to account for such matters; and

(ii)             with respect to Interests as to which Buyer and Seller are unable to agree upon an adjustment for an asserted Title Defect, such Interests will be excluded from the transaction contemplated hereby and the Purchase Price will be reduced by the Allocated Value attributed to such Interest on Exhibit A-6.

(b)          If an asserted Title Defect reflects (or Seller otherwise determines) that Seller’s share of Hydrocarbons produced and saved from the Leases comprising an Interest is less than, or greater than, the decimal share set forth as the Net Revenue Interest on Exhibit A-2 or causes Seller to be obligated to pay a share of costs of operations greater than the percentage share of Working Interest set forth on Exhibit A-2 (without at least a proportionate increase in the corresponding Net Revenue Interest) then the Purchase Price for the Interest shall be adjusted downward, or upward as the case may be, proportionately, by multiplying the Allocated Value of such Interest by a fraction (A) the numerator of which is the amount of the actual Net Revenue Interest and (B) the denominator of which is the Net Revenue Interest set forth on Exhibit A-2.

(c)          If the aggregate Purchase Price reduction (or increase) with respect to a Title Defect, which would result from the above provided for procedure does not exceed $100,000, no adjustment shall me made for such Title Defect, and the Interest affected thereby will not be excluded as a result of the existence of such Title Defect.  If the Purchase Price reduction (or increase) which would result from the above provided for procedure, as applied to all Title Defects for which an adjustment is to be made, does not exceed $2,500,000, then no adjustment of the Purchase Price shall occur, and none of the Interests which would be otherwise excluded by such procedure shall be excluded.  If the Purchase Price reduction (or increase) which would result from the above provided for procedure exceeds $2,500,000, the Purchase Price shall be adjusted by the amount by which such reduction (or increase) exceeds $2,500,000.

5.11           Casualty Loss.

(a)          If, after the Effective Time and prior to Closing, a Casualty Loss occurs (i) to the extent not covered by Seller’s insurance, the Purchase Price shall be reduced at the Closing by the amount of all sums paid to Seller by third parties by reason of such Casualty Loss and Seller shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such Casualty Loss and (ii) if such Casualty Loss is covered by Seller’s insurance, Seller shall (A) pay to Buyer the amount of all proceeds received by Seller pursuant to such insurance in satisfaction of such Casualty Loss, (B) take all commercially reasonable actions necessary to receive the benefits of such insurance, including the timely submission of claims, (C) not settle or compromise any claim under such insurance with respect to such Casualty Loss without Buyer’s consent and (D) other than claims relating to any loss (1) occurring prior to the Effective Time or (2) with respect to any Interests not transferred to Buyer because of their exclusion pursuant to Section 5.10(a)(ii) or 5.05(c) or their purchase by third parties pursuant to the Subject Preferential Rights, not make any claim against the Wind Insurance other than with respect a Casualty Loss under such claim that would in no way adversely affect the proceeds otherwise payable to Buyer under this Section 5.11.  If a Casualty Loss occurs and the Wind Insurance is transferred to Buyer at Closing, Seller will continue to cooperate with Buyer in Seller’s efforts to receive the benefits of such insurance.

(b)          “Casualty Loss” means all or any portion of an Interest is damaged or destroyed (including by any tropical storm, hurricane or similar weather event, whether named or not) or lost or taken under the right of eminent domain.

5.12           NO WARRANTY OF MERCHANTABILITY OR FITNESS.  SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE EQUIPMENT AND OTHER LIKE PERSONAL PROPERTY LOCATED ON OR INCLUDED IN THE INTERESTS AND THE SAME ARE TO BE SOLD ON AN “AS IS, WHERE IS” BASIS AND CONDITION.

5.13           WAIVER OF CONSUMER RIGHTS.  BUYER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.  IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (III) IS NOT IN SIGNIFICANTLY DISPARATE BARGAINING POSITION.

5.14           WAIVER OF LOUISIANA RIGHTS IN REDHIBITION.  BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 (1870) THROUGH 2548, AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2476; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; OR FOR RESTITUTION OR OTHER DIMINUTION OF THE PURCHASE PRICE; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE INTERESTS.  SELLER MAKES THIS SALE OF THE INTERESTS TO BUYER WITHOUT ANY WARRANTY AS TO THE CONDITION OF THE INTERESTS, INCLUDING ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, IT BEING UNDERSTOOD THAT BUYER TAKES THE INTERESTS “AS IS” AND “WHERE IS”; BUYER HEREBY ACKNOWLEDGING RELIANCE SOLELY ON ITS OWN INSPECTION OF THE INTERESTS, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER WITH RESPECT TO THE CONDITION OF THE INTERESTS.  IN ADDITION, BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE INTERESTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, TAX CONSEQUENCES,

ENVIRONMENTAL CONDITION.  ALL WARRANTIES WITH RESPECT TO THE CONDITION OF THE INTERESTS ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY BUYER.  BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, AN EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE CONDITION OF THE INTERESTS OR RELATING THERETO MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.

ARTICLE 6 -
CONDITIONS TO CLOSING

6.01           Seller’s Conditions.  Seller’s obligations at Closing are subject to the satisfaction at or prior to Closing of the following conditions:

(a)          Buyer’s representations under Section 3.02 shall be true in all material respects on the date of this Agreement and as of Closing.

(b)          Buyer shall have performed in all material respects the covenants and agreements which Buyer was required to perform or satisfy at or prior to Closing.

(c)          Except for matters not customarily and appropriately obtained prior to Closing, Seller has received evidence, in form reasonably satisfactory to its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authority (including the expiration or termination of the applicable waiting period under the HSR Act) or the terms of the Interests to be obtained prior to Closing have been obtained or waived.

(d)          There is no action or proceeding pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Seller related to this Agreement.

(e)          Buyer shall have delivered to Seller a certificate of an officer of Buyer certifying that the conditions set forth in paragraphs (a) and (b) of this Section 6.01 have been satisfied.

6.02           Buyer’s Conditions.  Buyer’s obligations at Closing are subject to the satisfaction at or prior to Closing of the following conditions:

(a)          Seller’s representations under Section 3.01 shall be true in all material respects on the date of this Agreement and as of Closing.

(b)          Seller shall have performed in all material respects the covenants and agreements which Seller was required to perform or satisfy at or prior to Closing.

(c)          Except for matters not customarily and appropriately obtained prior to Closing, Buyer has received evidence, in form reasonably satisfactory to its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authority (including the expiration or termination of the applicable waiting period under the HSR Act) or the terms of the Interests have been obtained or waived.

(d)          There is no action or proceeding pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Buyer related to this Agreement.

(e)          Seller shall have delivered to Buyer a certificate of an officer of Seller certifying that the conditions set forth in paragraphs (a) and (b) of this Section 6.02 have been satisfied.

(f)          Except for Casualty Losses covered by Section 5.11, there has been no material adverse change in the physical condition of the Interests taken as a whole since the date of this Agreement.  Depletion through normal production within authorized allowables, changes in rates of production that occur in the ordinary course of operation and ordinary wear and tear shall not be taken into account in determining whether such a material adverse change has occurred.

6.03           HSR Act.  Within five business days following execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder.  Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filing and to comply in all material respects with the filing requirements of the HSR Act.  Buyer and Seller shall cooperate with each other and shall promptly furnish all information to the other party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act prior to Closing.  Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.

ARTICLE 7 -
CLOSING

7.01           Closing Date.  Subject to the terms of this Agreement, the consummation of the transactions contemplated by this Agreement (“Closing”), shall occur at (a) Seller’s office listed above at 9:00 a.m. on (a) the latest of (i) the first business day that is 35 days after the first day on which all Pref Right Notices have been delivered, (ii)  the second business day after the first day on which the aggregate Allocated Value of Interests subject to the outstanding Subject Preferential Rights is 10% or less of the Purchase Price before any adjustments and (iii) the second business day after Seller has delivered the Required Financial Statements to Buyer or (b) such other place or time as the Parties may agree (the “Closing Date”).

7.02           Closing Obligations.  At Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously:

(a)          Seller shall execute and deliver to Buyer assignments conveying the Interests to Buyer substantially in the forms of Exhibit B-1, Exhibit B-2 and Exhibit B-3 (the “Assignment Forms”), as applicable.  Seller shall also execute and deliver such other assignments on appropriate forms as may be required by governmental authority, subject to the terms of the applicable Assignment Forms.

(b)          Seller and Buyer shall execute and deliver to each other the Preliminary  Closing Statement.

(c)          Buyer shall deliver the preliminary Adjusted Purchase Price (based on the Preliminary Closing Statement) to Seller by direct bank or wire transfer, as directed by Seller.  If, as of Closing, there are any Unexercised Pref Rights, such preliminary Adjusted Purchase price shall be reduced by the amount of the Pref Right LC deliver to Seller at Closing.

(d)          Seller shall deliver to Buyer possession of the Interests.

(e)          Seller shall execute transfer orders or letters-in-lieu on forms prepared by Buyer, and reasonably satisfactory to Seller, directing purchasers of production to make payment to Buyer as contemplated by this Agreement.

(f)          Seller shall deliver releases of all liens, security interests and encumbrances affecting the interests to be released at Closing.

(g)          Seller and Buyer will coordinate the filing and/or recording of assignment and conveyance documents in the appropriate governmental records.  The recording party (which maybe either Seller or Buyer or both) will provide either the original or photocopies of the filed and/or recorded documents as agreed by the parties, to the non-recording party.  All costs of filing, recording and other reasonable fees will be borne by Buyer.

(h)          Seller and Buyer shall execute and deliver to each other a Transition Services Agreement substantially in the form of Exhibit C.

(i)          Seller, Buyer and a third party escrow agent reasonably acceptable to Seller and Buyer shall execute and deliver to each other a P&A Escrow Agreement substantially in the form of Exhibit D.

(j)          If, as of Closing, there are Unexercised Pref Rights, Buyer shall deliver the Pref Right LC to Seller.

(k)          If required by Section 4.02(e), Buyer shall deliver the P&A LC to Seller.

ARTICLE 8 -
TERMINATION

8.01           Termination.  This Agreement and the transactions contemplated by this Agreement may be terminated:

(a)          by Seller or Buyer if Closing does not occur on or before August 6, 2007;

(b)          by Seller if the conditions contained in Section 6.01 are not satisfied or waived as of the Closing Date;

(c)          by Buyer if the conditions contained in Section 6.02 are not satisfied or waived as of the Closing Date;

(d)          by Seller or Buyer if the sum of (i) the aggregate reduction in the Purchase Price pursuant to Section 2.02(b)(3) plus (ii) the aggregate amount of losses or damages attributable to all Casualty Losses exceeds 25% of Purchase Price prior to any adjustments; or

(e)          by Seller and Buyer pursuant to a written agreement.

8.02           Liabilities Upon Termination.  If this Agreement is terminated for any reason or is breached, nothing contained herein shall be construed to limit Seller’s or Buyer’s legal or equitable remedies, including damages for the breach or failure of any representation, warranty covenant or agreement contained herein and the right to enforce specific performance of this Agreement.

ARTICLE 9 -
OBLIGATIONS AFTER CLOSING

9.01           Post-Closing Adjustments.  Seller and Buyer acknowledge that the amount of all adjustments under Section 2.02 may not be available prior to Closing.  As soon as practicable after Closing, Seller shall prepare and submit to Buyer a statement containing adjustments contemplated by Section 2.02 that were not finally determined as of Closing (“Final Settlement Statement”).  Seller shall promptly notify Buyer of any changes Seller proposes and the parties shall negotiate in good faith to agree on these adjustments within 180 days after the Closing

Date.  Payment to the appropriate party shall be made within 15 days after agreement is reached (“Final Settlement Date”).

9.02           Subsequent Adjustments.  Seller and Buyer recognize that either party may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other party.  Upon receipt of net proceeds or net expenses due to or payable by the other party, whichever occurs first, such party shall submit a statement showing the items of income and expense.  Payment by the appropriate party shall be made within 15 days of receipt of the statement.

9.03           Imbalances.  Upon Closing, but effective as of the Effective Time, Buyer shall succeed to and assume the position of Seller with respect to all Hydrocarbon imbalances and make-up obligations related to the Interests (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise) (“Imbalances”).  As a result of such succession, Buyer shall (i) be entitled to receive any and all benefits that Seller would have been entitled to receive by virtue of such position (including rights to produce and receive volumes of production in excess of the volumes that it would otherwise be entitled to produce and receive by virtue of ownership of the Interests rights or to receive cash balancing payments) and (ii) be obligated to suffer any detriments that Seller would have been obligated to suffer by virtue of such position (including the obligation to deliver to others production volumes that would have otherwise been attributable to its ownership of the Interests, to deliver production to purchasers thereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments).

(a)           If Seller’s total net imbalance reflects that Seller is overproduced by more than the equivalent one billion cubic feet of natural gas (“Bcfe”) (with crude oil converted to natural gas equivalents at the rate of six thousand cubic feet of natural gas to each barrel of oil), then the Purchase Price shall be reduced by an amount equal to (i) the net value of overproduced natural gas using a value of $7.00 per MMBtu plus (ii) the net value of overproduced (or underproduced, which will be reflected as a negative number) crude oil using a value of $58.00 per barrel.

(b)           If Seller’s total net imbalance reflects that Seller is underproduced by more than one Bcfe of gas, then the Purchase Price shall be increased by an amount equal to (i) the net value of underproduced natural gas using a value of $7.00 per MMBtu plus (ii) the net value of underproduced (or overproduced, which will be reflected as a negative number) crude oil using a value of $58.00 per barrel.

(c)           The Purchase Price will not be adjusted if it is determined that the actual total net Imbalance is equal to or less than one Bcfe.

9.04           Subject Preferential Rights.

(a)           If at the time of Closing the requisite period of time within which a Subject Preferential Right must be exercised (the “Pref Right Period”) has not elapsed and the holder of the Subject Preferential Right has not exercised or waived such right (an “Unexercised Pref Right”), then at Closing, Buyer shall provide to Seller a duly executed letter of credit in a form and from a financial institution or similar entity reasonably acceptable to Seller (the “Pref Rights LC”) in an amount equal to the aggregate Allocated Value for all Interests burdened (the “Burdened Interests”) by Unexercised Pref Rights and the Burdened Interests will be held by Seller for the benefit of Buyer (and Seller will provide Buyer, if Buyer ultimately purchases such Burdened Interest, with the economic benefits of such Burdened Interest) until (i) the holder of the Subject Preferential Right has exercised the same or (ii) the Pref Right Period has elapsed.  In the former case, the amount of the Pref Right LC will be reduced by the Allocated Value of the Burdened Interest at the time such Burdened Interest is purchased by the holder of the Subject Preferential Right.  In the latter case, Seller shall deliver the required conveyance of the referenced Interest to Buyer, and simultaneously with the transfer of the referenced Interest to Buyer, draw against the Pref Right LC in an amount equal to the Allocated Value of such Interest.

(b)           Following Closing, Seller shall promptly notify Buyer if any Unexercised Pref Right is exercised or waived or if the requisite period has elapsed without such right being exercised.

(c)           If the holder(s) of a Subject Preferential Right exercise such right but fail to purchase the Interest(s) subject to such right as required by the applicable Contract, then Buyer will purchase such Interest(s) as originally contemplated hereby.

9.05           Transfer Consents.  If any Transfer Consents are not obtained prior to Closing, the Interests so affected shall be held by Seller for the benefit of Buyer after Closing and Seller shall provide Buyer with the economic benefits thereof until such consent is received or until 180 days after Closing, if later, and Buyer shall pay for the Interests at Closing in accordance with this Agreement as though such Transfer Consent had been obtained.  If Seller obtains such Transfer Consent within 180 days after Closing, then Seller shall deliver the required conveyance(s) of the Interest so affected to Buyer.  If the Transfer Consent is not obtained or is refused within 180 days after Closing, Seller shall promptly pay to Buyer an amount equal to the Allocated Value of the affected Interest (less any proceeds of production received by Buyer, net of all expenses, expenditures, capital expenses, royalties and other costs of production paid by Buyer, but excluding mortgage interest and any burdens or encumbrances created by Buyer) and Seller’s holding for the benefit of Buyer shall thereupon terminate.

9.06           Operatorship.  Upon Closing, to the extent that Seller is operator of a Lease, transfer of such operatorship of such Lease to Buyer shall occur and Buyer shall assume full responsibility for the completion of all such operations applicable to such Lease.  All risk of loss of or damage to any portion of the Interests that are attributable to the ownership, use or operations by Buyer, including any Casualty Loss, shall pass to Buyer as of Closing and all losses, costs, claims, suits, judgments, awards or damages on account of bodily injury, illness, death or property damage or loss suffered by any persons arising out of or related to the performance of such operations after the Closing shall pass to and be assumed by Buyer as of

Closing. Notwithstanding anything herein to the contrary, Seller does not represent to Buyer that Buyer will succeed to Seller’s operatorship of any of the Interests other than those Leases owned solely by Seller.  Buyer acknowledges and agrees that Buyer will be required to comply with the terms of any applicable Contract relating to any elections or other selection procedures in order for Buyer to succeed Seller as operator thereunder.

9.07           Reservation of Claims.  Except as provided in this Agreement, Seller is entitled to all claims related to the Interests prior to the Effective Time regardless of when payment is made.  Except as provided in this Agreement, Buyer is entitled to all claims related to the Interests which arise after the Effective Time.

9.08	Survival and Indemnity.

(a)          The representations, warranties, covenants and agreements of or by Seller and Buyer shall survive the Closing, except that (i) the representations and warranties of Seller set forth in Section 3.01 (other than Sections 3.01(p) and 3.01(q)) and the covenants of Seller set forth in Section 4.01 shall terminate on the first anniversary of the Closing Date and (ii) the representations and warranties set forth in Sections 3.01(p) and 3.01(q) shall terminate at Closing.

(b)          Allocation of Liability.

(i)             Liabilities.                                Buyer agrees to assume, pay, perform, fulfill, discharge and be liable for all Assumed Liabilities, and Seller agrees to retain, pay, perform, fulfill, discharge and be and remain liable for all Retained Liabilities.

(ii)             Definitions.

(A)           The term “Assumed Liabilities” means:

(1)           all costs, expenses, liabilities and obligations agreed to be assumed, performed or paid by Buyer pursuant to the terms of this Agreement; and

(2)           other than the Retained Liabilities, all costs, expenses, liabilities, claims and obligations arising, directly or indirectly, out of or in connection with the ownership or operation of the Interests, whether occurring prior to or after the Effective Time, including (t) Abandonment, Repair and Clean-Up Obligations, (u) Title Defects, (v) Permitted Encumbrances, (w) the last matter listed on Schedule 3.01(e) (the “Assumed Matter”), (x) all obligations of Seller under the Contracts and the Leases (including breaches thereof) and (y) production imbalances.

(B)           The term “Retained Liabilities” means:

(1)           all costs, expenses, liabilities and obligations agreed to be performed or paid by Seller pursuant to the terms of this Agreement; and

(2)           (x) the stay bonus program to be adopted by Buyer for certain of its employees in connection with the transactions contemplated by this Agreement, (y) all of the matters set forth on Schedule 3.01(e) other than the Assumed Matter and (z) to the extent arising out of, in connection with, or resulting directly or indirectly from the ownership or operation of the Interests prior to the Effective Time, (I) payment obligations of Seller arising in the ordinary course of business under the Contracts (for avoidance of doubt, payment obligations with respect to Abandonment, Repair and Clean-Up Obligations are not in the ordinary course of business for purposes of this definition), (II) personal injury claims against Seller, (III) royalty obligations of Seller and (IV) fines and penalties imposed on Seller by environmental agencies.

(C)             The term “Abandonment, Repair and Clean-Up Obligations” means costs, expenses, liabilities and obligations in connection with or for (1) environmental cleanup (including Environmental Defects, any violation of Environmental Laws or the actual or threatened discharge or release of hazardous substances), (2) plugging, abandonment and reclamation of wells, platforms, facilities and pipelines and (3) repairs to or replacement of any Wells or Equipment and Facilities, in each case (x) including costs, expenses, liabilities and obligations associated with the damages caused by Hurricanes Ivan, Rita and Katrina and (y) whether occurring prior to or after the Effective Time.

(c)          If Closing occurs, (i) Buyer shall protect, defend, indemnify and hold Seller harmless from and against any and all damages, claims, losses, demands, fines, penalties, judgments (including interest), costs, expenses and liabilities (direct, contingent or otherwise) including consulting and attorneys’ fees and costs of court (“Damages”) arising out of or accruing with respect to (A) the untruthfulness or inaccuracy of any of the representations and warranties of Buyer set forth in Section 3.02, (B) the breach by Buyer of any of the covenants set forth in Section 4.02 or (C) the Assumed Liabilities and (ii) Seller shall protect, defend, indemnify and hold Buyer harmless from and against any and all Damages arising out of or accruing with respect to (A) the untruthfulness or inaccuracy of any of the representations and warranties of Seller set forth in Section 3.01 (other than those set forth in Sections 3.01(p) and 3.01(q)), (B) the breach by Seller of any of the covenants set forth in Section 4.02 or (C) the Retained Liabilities.  The term “Damages” does not include (1) any amount that was an adjustment to the Purchase Price or (2) either party’s costs and expenses as described in Section 10.02.

(d)          Seller shall have no obligation of indemnification with respect to (i) a claim pursuant to Section 9.08(c)(ii)(A) or Section 9.08(c)(ii)(B) unless a Claim Notice has been presented to Seller on or before the first anniversary of the Closing Date or (ii) a claim pursuant to Section 9.08(c)(ii)(C) unless a Claim Notice has been presented to Seller on or before the third anniversary of the Closing Date; provided, however, that such obligation with respect to any claim which is the subject of a Claim Notice shall survive with respect only to the specific matter that is the subject of such Claim Notice delivered in good faith in compliance with the requirements of Section 9.10 prior to end of such period until the earlier to occur of (i) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (ii) the date on which the matter described in such Claim Notice has otherwise reached final resolution.  Seller’s total obligation with respect to claims pursuant to Section 9.08(c)(ii)(A) and Section 9.08(c)(ii)(B) shall be limited to that portion of such claims that exceeds 1% of the Purchase Price and does not exceed 25% of the Purchase Price.

(e)          NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BUYER OR SELLER BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, STATUTORY, REMOTE OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT SUCH DAMAGES ARE RECOVERED BY A THIRD PERSON FROM A PARTY IN CONNECTION WITH A MATTER FOR WHICH A PARTY HERETO IS ENTITLED TO INDEMNIFICATION.

9.09           CONSPICUOUSNESS/EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

9.10           Indemnification Procedures.  All claims for indemnification under Section 9.08 shall be asserted and resolved pursuant to this Section 9.10.  Any person claiming under Section 9.08 is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”  If any Damages are asserted against or sought to be collected from an Indemnified Party by a third person, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a written notice of claim specifying in reasonable detail the specific nature of and specific basis of the Damages and the estimated amount of such Damages (“Claim Notice”).  Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under Section 9.08, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice.  The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (a) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Damages and (b) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Damages; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Damages, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Damages that the Indemnifying Party elects to contest.  No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

9.11           Seller’s Bonds.  Seller maintains the performance bonds listed on Schedule 4.02(f) (the “Performance Bonds”) in respect of the Interests as required by the Contracts.  Seller will leave the Performance Bonds in place and Buyer will reimburse Seller for the premiums associated with the Performance Bonds until they are released by the beneficiary thereof pursuant to the applicable Contract.  Buyer may instruct the trustee of the P&A Trust to reimburse buyer for such premiums.  Buyer acknowledges and agrees that Seller’s agreement to leave the Performance Bonds in place in no way relieves Buyer from any of the Assumed Obligations, including Buyer’s Abandonment, Repair and Clean-Up Obligations with respect to the Interests covered by the Performance Bonds.

9.12           P&A Security.  If required to be delivered to Seller pursuant to Section 4.02(e), the P&A LC shall be maintained and kept in force for the period and in the amount set forth in the P&A Escrow Agreement.  If at any time during the period that the P&A LC is required to be maintained, Buyer or Seller receives notice that the issuer of the P&A LC refuses to renew such letter of credit at the expiration of its term, Buyer shall obtain a like or similar letter of credit from another issuer reasonably acceptable to Seller in the required amount and in a form acceptable to Seller.  If Buyer is unable to procure a replacement P&A LC at least 30 days prior to the expiration of the currently in effect P&A LC, Seller shall have the right, but not the obligation, to draw on or receive payment of any unused portion of the currently in effect P&A LC prior to the expiration thereof (which right of Seller shall be included in the terms of the P&A LC) and contribute such funds to the P&A Escrow Fund (as defined in the P&A Escrow Agreement) for use as provided under the terms of the P&A Escrow Agreement.  If Buyer defaults on its Abandonment, Repair and Clean-Up Obligations, subject to the terms of the P&A LC to be agreed by the parties hereto, Seller shall be entitled to draw on or receive payment under the P&A LC to reimburse itself upon presentation or attempted presentation to Buyer of written notice.  Funds drawn or paid under the P&A LC shall be contributed to the P&A Escrow Fund.  Buyer shall promptly notify Seller of any renewal or replacement of the P&A LC or the refusal of any issuer of the P&A LC to renew the P&A LC at its then scheduled expiration.

9.13           Use of Name, Etc. As soon as practicable, but in no event later than 120 days after Closing, Buyer shall (a) notify all other parties under the Contracts of Buyer’s purchase of the Interests and assumption of the Assumed Liabilities, (b) remove all names, marks and logos used by Seller from the Equipment and Facilities and (c) shall cease using, and not thereafter use, Seller’s names, marks and logos for any reason.

9.14           Files and Records.  Upon Closing, Seller shall permit Buyer, at Buyer’s expense, to take possession of originals of all Files in Seller’s possession.  Seller shall have the right to retain a copy (digital or otherwise of all Files).

9.15           Further Assurances.

(a)          After Closing, Seller and Buyer agree to execute and deliver such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement.  In particular, Seller and Buyer agree to execute and deliver such instruments and take such other action as may be necessary and advisable to (i) make all filings, registrations, and recordings which must be made with respect to the Leases in the records of the MMS and all appropriate counties, parishes, and state agencies and offices in order that the records maintained by the MMS and the appropriate state agencies and the appropriate records of the relevant parishes and counties shall accurately reflect the transfer of the Interests to Buyer, (ii) enable Seller to promptly take all actions over which Seller has control to allow Buyer to be designated as the operator with respect to those Interests as to which Seller is the operator as of the Effective Time, and (iii) obtain prompt and unconditional approvals of transfers of the Leases by the MMS. To the extent required by the MMS, Buyer agrees to promptly take any and all action necessary to post with the MMS any supplemental bonds and provide any and all documentation that may be required by the MMS to evidence Buyer’s financial responsibility under applicable federal regulations and MMS policies.

(b)          Seller will cooperate with, and provide reasonable assistance to Buyer, in connection with Buyer’s preparation of any financial or statistical information with respect to the Interests required by Buyer in connection with a proposed public offering of securities or its reporting obligations under federal securities laws.

9.16           Exclusive Remedy.  Buyer acknowledges and agrees that, from and after Closing, Buyer’s sole and exclusive remedy with respect to the matters covered by Section 9.08(c)(ii) shall be limited to the provisions set forth in this Article 9, and in furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under any applicable law, any and all right or claim it may have against Seller for the matters covered in Section 9.08(c)(ii), except as set forth in this Article 9.

ARTICLE 10 -
MISCELLANEOUS

10.01              Notices.  All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by telegram, telecopy or facsimile if directed to the parties as follows:

TO SELLER:	TO BUYER:
Newfield Exploration Company 363 N. Sam Houston Pkwy. E, Suite 2020 Houston, Texas 77060 Telephone: (713) 847-6000 Fax: (713) 405-4242 Attn.: W. Mark Blumenshine Vice President - Land	McMoRan Oil & Gas LLC 1615 Poydras Street New Orleans, Louisiana 70112 Telephone: _________________ Fax: _______________________ Attn:_______________________

Any party may give written notice of a change in the address or individual to whom delivery shall be made.

10.02              Expenses.  Except as otherwise provided in this Agreement, all fees, costs and expenses incurred by the parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring them.

10.03              Amendment.  This Agreement may not be altered or amended, nor any rights waived, except by a written instrument executed by the party to be charged with the amendment or waiver.  No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

10.04              Assignment.  Buyer shall not have the right to assign its rights and delegate its duties under this Agreement without written consent of Seller.

10.05              Conditions.  The inclusion in this Agreement of Conditions to Seller’s and  Buyer’s obligations at Closing shall not, in and of itself, be a covenant of either party to satisfy the conditions to the other party’s obligations at Closing.

10.06              Headings.  The headings are for convenience only and do not limit or otherwise affect the provisions of this Agreement.

10.07              Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same instrument.

10.08              Rules of Construction.  Unless the context otherwise requires, as used in this Agreement (a) a term has the meaning ascribed to it; (b) “or” is not exclusive; (c) “including” means “including, without limitation;” (d) words in the singular include the plural; (e) words in the plural include the singular; (f) words applicable to one gender shall be construed to apply to each gender; (g) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (h) the terms “Article” or “Section” shall refer to the specified Article or Section of this Agreement; and (i) the descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09              Governing Law.  This Agreement and the transactions contemplated by this Agreement shall be governed and construed in accordance with the internal laws of the State of Texas without giving effect to any principles of conflicts of laws.

10.10              Announcements.  Except as otherwise provided for herein or as required by law, prior to Closing, neither Seller nor Buyer shall announce or otherwise publicize this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party.

10.11              1031 Exchange.

(a)           Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Interests associated therewith (“1031 Interests”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-l(g)(4)(v) of the Treasury Regulations) designated by Seller to accomplish Closing, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Like-Kind Exchange”).  If Seller so elects, Seller may assign its rights under this Agreement to the 1031 Interests to the QI.  Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Interests and (ii) if such assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller.  Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either of them from any of their respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement.  Neither party hereto represents to the other that any particular tax treatment will be given to either party hereto as a result of such Like-Kind Exchange.  Buyer shall cooperate with Seller in connection with such Like-Kind Exchange but shall not be obligated to pay any additional costs or incur any additional obligations as a result thereof.

(b)           Buyer shall have the right to request that Seller assign all or any portion of the Interests to a QI designated by Buyer in order for such QI to effect a Like-Kind Exchange for Buyer with respect to such Interests and other interests.  Such assignment of such Interests shall not release either party hereto from any of their respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement.  Neither party hereto represents to the other that any particular tax treatment will be given to either Party as a result of such Like-Kind Exchange.  Seller shall cooperate with Buyer in connection with the assignment of such Interests to effect such Like-Kind Exchange but shall not be obligated to pay any additional costs or incur any additional obligations as a result thereof.

10.12              Entire Agreement.  Other than the Confidentiality Agreement, this Agreement is the entire understanding between Seller and Buyer concerning the subject matter of this Agreement.  This Agreement supersedes all negotiations, discussions, representations, prior agreements and understandings, whether oral or written, other than the Confidentiality Agreement.

10.13              Parties in Interest.  This Agreement is binding upon and shall inure to the benefit of Seller and Buyer and, except where prohibited, their heirs, successors, representatives and assigns.  No other party is intended to have any benefits, rights or remedies under this Agreement.  There are no third-party beneficiaries.

10.14              Exhibits and Schedules.  All Exhibits and Schedules attached to this Agreement are incorporated into this Agreement for all purposes.

10.15              Severance.  If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by a duly authorized representative as of the date first written above.

SELLER:	BUYER:
NEWFIELD EXPLORATION COMPANY By: /s/ David A. Trice David A. Trice Chief Executive Officer, President and Chairman of the Board	MCMORAN OIL & GAS LLC By: /s/ Glenn Kleinert Glenn A. Kleinert President and Chief Operating Officer